Exhibit 5

BOSTON     CONNECTICUT     NEW JERSEY     NEW YORK     WASHINGTON, D.C.

DAY PITNEY LLP
Attorneys at Law

7 Times Square
New York, NY  10036
T: (212) 297 5800 F: (212) 916 2940
info@daypitney.com

February 22, 2008

VIA E-MAIL AND REGULAR MAIL

Five Star Products, Inc.
10 East 40th Street, Suite 3110
New York, New York 10016

Re:          Five Star Products, Inc. - Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Five Star Products, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Securities”), to be offered pursuant to the Five Star Products, Inc. 2007 Incentive Stock Plan (the “Plan”).

In connection with our opinion, we have examined the Plan and the Registration Statement.  We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.

We assume that the appropriate action will be taken, prior to the offer and sale of the Securities in accordance with the Plan, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

February 22, 2008

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Securities have been duly issued as contemplated by the Registration Statement and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.  We hereby consent to use of this opinion as an Exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DAY PITNEY LLP